Exhibit 99.2

Remarks of Sherman L. Black

Rimage Corporation 1st Quarter FY 2010 Conference Call

April 22, 2010

■	Good morning and thank you for taking the time to participate in our first quarter earnings conference call.
■	I will lead off this call by briefly reviewing our performance for this period and then providing a status report on various elements of our growth strategy that I outlined during our last call.
■	Then, Rob Wolf, our chief financial officer, will cover some highlights of our recent operating results.
■	We will be pleased to take your questions at the conclusion of our remarks.
■	Regulation FD prohibits us from providing any forward-looking statements unless they are released simultaneously to the public.
■	It is important to understand that any forward-looking statements are subject to a number of risks that could affect our anticipated performance.
■	These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
■	Turning now to a brief discussion of our current performance,
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We are pleased with Rimage’s overall business execution and performance in this year’s first quarter as earnings for this period exceeded our internal forecast despite the anticipated disruptions that resulted from implementing our growth plans.

■	Sales totaled $18.4 million, virtually unchanged from the first quarter of 2009.
■	Net income came to $695,000 or $0.07 per diluted share, compared to $1.2 million or $0.13 per diluted share in the first quarter of 2009.
■	As Rob will discuss in greater detail, our earnings were affected, as anticipated, by higher operating expenses related to the implementation of our growth strategy.
■	Let me now provide some color on the events of the first quarter.
■	Our distributors were notified in early January that we would be eliminating this layer of distribution on April 1.
■	As a result, system sales were sluggish during the first two months of the quarter as distributors limited equipment purchases to reduce their inventories.

■	I also want to add that virtually no inventory has been returned from distributors, nor is any expected.
■	During January and February, we also held extensive meetings with our sales representatives and value-added resellers about the changes in our business model.
■	Sales accelerated significantly in March as our sales organization was able to refocus on sales generation.
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As expected, our first quarter results also were affected by higher expenses associated with our growth program, including increases in our head count, costs related to implementing a web commerce system for consumable supplies, and expenses associated with launching the new 5400N and 3400 disc publishing systems.

■	However, total operating expenses for this period were less than initially forecasted.
■	During the quarter, we also made excellent progress at rolling out our growth plans.
■	This process is largely on schedule, and we will realize the initial positive impact from our various initiatives in the second quarter.
■	As we have reported previously, we are implementing a comprehensive strategy for transforming Rimage into a higher-performing business.
■	This strategy consists of several elements.
■	First, strengthening our core disc publishing business.
■	Second, generating new revenue streams by developing total solutions that leverage our core capabilities.
■	And third, identifying and investing in future opportunities in adjacent markets.
■	Now, for the next few minutes I will discuss the progress that we have made in each of these areas.
■	To strengthen our core business, we ceased using distributors in our largest markets, including the U.S., Germany and the U.K. as of April 1.
■	In their place, we are expanding our sales force, while continuing to serve customers through value-added resellers or VARs.
■	Eliminating this layer of distribution, which will remove cost from the sales system, is expected to have a positive impact on Rimage’s revenues and gross margin starting in the second quarter.
■	Equally important, we will be positioned to move closer to our customers and VARs, allowing us to gain insights into satisfying unmet needs with our current and potential new products.

■	Next, during the quarter, we launched our new 5400N and 3400 disc publishing systems, which we believe are ideal solutions for retail and other applications.
■	In addition, we expect to complete the process of reducing Rimage’s hardware offerings from 27 to a more manageable 13 later this year.
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The products slated for elimination, which are not sufficiently differentiated to justify their manufacturing and selling costs, have added to the complexity of the selling efforts of our sales force and VARs.

■	Moreover, streamlining our product offerings will strengthen our supply chain and manufacturing efficiencies.
■	At the same time, we also have rationalized product pricing by better aligning prices with the value proposition of each product.
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Regarding efforts to maximize Rimage’s aftermarket opportunity, we are now selling consumable supplies to U.S. end-user customers and VARs on-line through a new web commerce system, which opened for business in April.

■	The on-line system for European customers is scheduled to go live during the second quarter.
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In addition to providing us with better visibility into consumption models and customer needs, our web commerce model will give us the opportunity to increase sales of optical media by leveraging our large customer base for printer ribbons/cartridges.

■	Finally, to capture the full revenue potential of Rimage’s worldwide service capability, work is continuing on plans for increasing the attach rates of service contracts on system sales.
■	Toward this end, service offerings have been streamlined and internal sales and VAR incentive programs have been modified to drive focus on this opportunity.
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The second component of our growth strategy involves generating new revenue streams by transitioning from our historic function as a hardware supplier into a provider of total solutions that leverages Rimage’s unique disc publishing platform with growing levels of software functionality.

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Rimage’s first solutions-based initiative is the video surveillance data archiving system that was ordered by the Department of Justice in the fourth quarter of 2009 and is now deployed in more than 25 locations.

■	Developed in partnership with a major provider of surveillance software, this solution enables users to collect, archive and publish video surveillance data.
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A product roadmap for the next 18 months is currently being developed, and we expect to engage other federal, state and corporate customers in 2010 as important new features are added to this solution.

■	The Evidence Disc System™, a digital forensics solution, was introduced at the Counter-Terror Expo in London earlier this month.
■	This solution leverages our disc publishing platform to collect, process and analyze information stored on optical media gathered at crime scenes.
■	The Evidence Disc System also increases accuracy in tracing and authenticating evidence.
■	Feedback from two successful beta tests has been highly positive, and we are pursuing various sales opportunities for this solution.
■	In addition, during the second quarter, we hope to finalize go-to-market plans for deploying a complete digital publishing solution for medical imaging in hospitals and clinics in China.
■	This is a potentially significant undertaking and initial revenues are anticipated during the second half of the year.
■	The third component of our growth strategy deals with the broad issue of what opportunities Rimage will be pursuing beyond 2010.
■	This item is on our agenda because we realize that physical distribution of digital content is facing gradual obsolescence…not immediately but certainly over the next five to 10 years.
■	We have no intention of sitting back and waiting for that to happen.
■	Consequently, we are exploring opportunities for expanding our solutions beyond the realm of physical distribution of digital content, which has been our traditional business.
■	These opportunities will fall within adjacent markets, and we will continue to keep you updated as our plans evolve.
■	Turning now to our near-term outlook, we are anticipating improved second quarter sales and earnings in comparison to the levels reported in this year’s first quarter.
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Contributing to this outlook are the forecasted positive impact of our channel realignment on both sales and gross margins, in addition to the benefits flowing from our other growth initiatives as they gain greater traction.

■	We believe the impact of these factors should more than offset the continuation of higher expenses related to the ongoing implementation of our growth strategy.
■	And for the full year, it remains our goal to reverse the decline in sales and earnings that Rimage has posted over the past two years.
■	This goal, like our encouraging first quarter performance, is driven by the the outstanding work of our many excellent employees around the world…by our sales channel partners…and by our suppliers.
■	We have created a Rimage team in the best sense of the word, and I thank each and every member of our team for their commitment to our collective success.
■	Thank-you. Now Rob Wolf will review some highlights from our first quarter operating results.

Remarks of Robert M. Wolf

Rimage Corporation 1st Quarter FY 2010 Conference Call

April 22, 2010

■	Thanks, Sherm.
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Sales of digital publishing systems declined 35% from the level in the fourth quarter of 2009 and by 8% from the first quarter of 2009, reflecting the short-term disruption in January and February resulting from the realignment of our sales channel.

■	Systems accounted for 34% of total sales in the first quarter, compared to 42% in the fourth quarter and 36% in the year-earlier period.
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Recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD media and maintenance contracts, were down 8% from last year’s fourth quarter but up 4% from the first quarter of 2009.

■	Recurring revenues accounted for 66% of first quarter sales, compared to 58% in the fourth quarter and 64% in the first quarter of 2009.
■	International sales declined 19% in this year’s first quarter in comparison to last year’s fourth quarter and by 8% from the year-earlier period.
■	The lower volume of international sales resulted primarily from the sales disruption caused by the elimination of distributors in our largest European markets.
■	International sales accounted for 44% of total first quarter sales, compared to 44% in the fourth quarter and 48% in the year-earlier period.
■	Currency effects increased worldwide sales by 2% in the first quarter of 2010.
■	Rimage’s gross margin was 47% in this year’s first quarter, compared to 51% in the fourth quarter and 47% in last year’s first quarter.
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In comparison to last year’s fourth quarter, our first quarter gross margin was affected by the lower proportion of hardware in our sales mix, due principally to the previously mentioned change in our sales channel model.

■	Despite this situation, we were pleased that our gross margin was unchanged from the year-earlier period.
■	We anticipate a slight improvement in gross margins during the second quarter of 2010 compared to the first quarter.
■	Moving down the P&L, R&D expense of $1.4 million was down from $2.2 million in last year’s fourth quarter and $2.0 million in last year’s first quarter.

■	The sequential quarterly and year-over-year declines largely reflect the completion of development work on our recently introduced Professional 5400N and 3400 disc publishing systems.
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Development is continuing on a number of strategically important new products, including our video surveillance and digital forensics solutions, and we expect second quarter R&D expense to be 5 to 10 percent above the first quarter level.

■	Selling, general and administrative expense totaled $6.3 million in this year’s first quarter, compared to $6.4 million in the fourth quarter and $5.3 million in the year-earlier period.
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As previously reported, we anticipated significantly higher SG&A in comparison to last year’s first quarter as we incurred costs associated with implementing our growth strategy, including such things as increases in our head count, costs related to implementing a web commerce system for consumable supplies and expenses associated with launching the new 5400N and 3400 disc publishing systems.

■	However, total operating expenses for this period were less than initially forecasted.
■	We are forecasting SG&A in the range of $6 to $6.4 million in this year’s second quarter as we continue implementing our growth plans.
■	Our effective tax rate was 36% in the first quarter.
■	Cash and investments totaled $108 million at March 31, 2010, compared to $110 million at the beginning of the year.
■	The modest decline was due largely to a payment that was made to a strategic partner for production tooling related to a new product.
■	Working capital totaled $103 million at the end of the first quarter, virtually unchanged from the beginning of the year.
■	Finally, Rimage’s balance sheet remains debt-free, while stockholders’ equity increased to $121 million from $120 million at year-end 2009.
■	That wraps up our formal remarks, and now the conference call operator will poll you for any questions.